EXHIBIT 99.3

ADDITIONAL IMPORTANT INFORMATION

This document is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

Why did CryoLife acquire a stake in Medafor?

We acquired this significant stake in Medafor after several attempts to engage Medafor management in exploratory talks regarding a possible combination of our businesses.  Additionally, as a business partner of Medafor we have observed a range of business practices that we believed were not in the best interests of CryoLife, Medafor’s hemostatic technology or Medafor shareholders.  We felt compelled to take action, and our acquisition of our current stake was the initial step in our plans to acquire full control of Medafor.  Given Medafor’s recent actions that have significantly diluted shareholder interests, however, we have withdrawn our offer to acquire Medafor.  Nonetheless, we remain Medafor’s largest shareholder and largest distributor, and we intend to focus our future efforts on preserving our interests and maximizing value for all Medafor shareholders.  We continue to believe, however, that HemoStase and Medafor’s hemostatic technology have the best opportunity to achieve their full potential under our ownership.  We believe that our experienced management team, strong direct sales force, international distribution network, and financial strength would allow us to drive additional growth of HemoStase and related products, and create value for CryoLife and Medafor shareholders.

How much of Medafor does CryoLife now own?

CryoLife believes it owns approximately 10.3 percent of the outstanding Medafor common stock and that it is now the largest single shareholder of Medafor, in addition to being Medafor’s largest distributor.

What were the terms of the proposal CryoLife made most recently to Medafor?

On January 13, 2010, CryoLife sent a letter to Medafor’s management and board requesting to enter into discussions with them regarding a potential acquisition by CryoLife of the remaining outstanding common stock of Medafor for $2.00 per share in a combination of cash and CryoLife stock, subject to completion of reasonable due diligence.  This would have provided Medafor shareholders with certain value through a cash component, as well as the opportunity to participate in future upside through continued ownership of the combined company under CryoLife leadership.

Prior to the recent dilution related to the Magle Life Sciences (“Magle”) transaction and based on our current knowledge of Medafor’s business, we believed this proposal represented full and fair value, reflecting both the upside from the growth potential of HemoStase and the product’s underlying technology, as well as the downside presented by the IP restrictions on this product.

Our proposal also represented a significant premium to the price at which we believe Medafor’s own board and management have recently offered to convert debt into equity.

Given the impact of the recent additional dilution from the Magle transaction on the value of Medafor’s stock, and our concerns that Medafor’s management and board would continue to cause additional harm to shareholder value, CryoLife withdrew its $2.00 per share proposal at 5:00 p.m. on March 24, 2010.

What was the breakdown between cash and stock?

Negotiations with the Medafor board would have allowed us to determine the right mix of cash and stock.  We believe that a cash/stock offer was appropriate and attractive, as the cash component would have provided Medafor shareholders with immediate and certain value, while the stock portion would have allowed shareholders to participate in future upside through continued ownership of the combined company.  We think the prospects for CryoLife are strong and that Medafor shareholders would have been able to realize additional value by owning our stock.  It is also important to note that ownership of CryoLife stock would have provided shareholders with further liquidity, as they would have been able to trade this stock on the New York Stock Exchange.  That said, given the current economic climate, we recognized that cash may have been more important to some shareholders, and were therefore prepared to evaluate how this would have been best addressed.

Given the impact of the recent additional dilution from the Magle transaction on the value of Medafor’s stock, and our concerns that Medafor’s management and board would continue to cause additional harm to shareholder value, CryoLife withdrew its $2.00 per share proposal at 5:00 p.m. on March 24, 2010.

What has been the reaction of Medafor’s board to the recent CryoLife proposal?

CryoLife has attempted in earnest for over the past 16 months to engage Medafor in friendly, good faith negotiations to arrive at a transaction that would enable HemoStase and related products to reach their full potential, and create value for Medafor and CryoLife shareholders.  Unfortunately, every attempt we have made to create value for Medafor shareholders has been frustrated by a value-destructive action or response from Medafor’s management and board.  Medafor’s board, in a letter to shareholders dated February 10, 2010, rejected CryoLife’s recent $2.00 per share proposal and indicated its refusal to engage in discussions and negotiations that could lead to a higher offer.  On March 12, 2010, Medafor announced an agreement with Magle Life Sciences which seemingly gives away almost 8 percent of Medafor, in addition to an undisclosed amount of much-needed cash, for the rights to a technology to which Medafor already has exclusive access.

We anticipated that Medafor management would be required to continue to engage in dilutive financings in order to fund its operating plan, and we have expressed our concerns in this regard to fellow Medafor shareholders.  Nonetheless, we did not believe that Medafor’s management and board would act in direct conflict with their fiduciary duties and inflict material dilution upon their shareholders, without obtaining any cash investment in return, in what appears to be an obvious effort to deny existing Medafor shareholders the right to choose whether or not to enter into a business combination with CryoLife.

Why has CryoLife chosen to make its communications with Medafor’s board public?

CryoLife has made every effort to work with Medafor as partners in an amicable and productive manner.  We have made numerous attempts to engage with Medafor’s management and board about a potential value-creating acquisition of the company by CryoLife.  Medafor has rejected all of our overtures, including our latest proposal, and refused to negotiate with us.  In fact, every attempt we have made to create value for Medafor shareholders has been frustrated by a value-destructive action or response from Medafor’s management and board.  By providing our fellow Medafor shareholders with complete and timely information, we hope to  provide both CryoLife and Medafor shareholders with complete and accurate information regarding our relations with Medafor and to encourage all Medafor shareholders to reach out to Medafor’s board and management team and voice their concerns about the future of the company under its existing leadership.

Is the proposal that CryoLife made to the Medafor board and that it has now withdrawn available to Medafor shareholders?

Not at this time.  Given the impact of the recent additional dilution from the Magle transaction on the value of Medafor’s stock, and our concerns that Medafor’s management and board would continue to cause additional harm to shareholder value, CryoLife withdrew its $2.00 per share proposal at 5:00 p.m. on March 24, 2010.  Because we do not have sufficient information regarding the Magle transaction to develop an accurate valuation of Medafor, we are unable at this time to make an offer directly to Medafor shareholders.

What can Medafor shareholders who wish to sell their shares to CryoLife do?

Given the impact of the recent additional dilution from the Magle transaction on the value of Medafor’s stock, and our concerns that Medafor’s management and board would continue to cause additional harm to shareholder value, CryoLife withdrew its $2.00 per share proposal at 5:00 p.m. on March 24, 2010.  Because we do not have sufficient information regarding the Magle transaction to develop an accurate valuation of Medafor, we are unable at this time to make an offer directly to Medafor shareholders.

CryoLife encourages existing Medafor shareholders to continue to reach out to Medafor’s board and management team and voice their concerns about the future of the company under its existing leadership.

Medafor has publicly stated that its contact information for management and the board is as follows:

Medafor board member
Gary J. Shope
717‐574‐7083
shope@medafor.com

Medafor board member
Paul Gray
713‐416‐7621
paul.gray@yahoo.com

Medafor, Inc.
1- 877-MEDAFOR

Why did CryoLife purchase additional shares from some investors but not make its proposal available to all?

We purchased some additional shares from Medafor shareholders in order to bring our holdings to over 10 percent and to obtain the additional right of being able to call a special shareholders meeting.  We encourage existing Medafor shareholders who are disappointed that they will not have the opportunity to participate in CryoLife’s prior offer, which has now been withdrawn, to continue to reach out to Medafor’s board and management team and voice their concerns about the future of the company under its existing leadership.  Although we have withdrawn our offer, we intend to pursue all actions necessary to preserve the value of our investment and maximize value for all Medafor shareholders.

How has Medafor failed to help HemoStase reach its full potential?  What will CryoLife do differently?

Medafor has failed to maximize the potential of HemoStase and the product’s underlying technology for its shareholders.  Medafor’s capital constraints prevent it from conducting significant research and development and investing in its sales force and distribution network in a meaningful way.  With significantly greater resources, CryoLife would remedy this.

Our management team has over 150 years combined experience in the medical device business.  We have a direct sales force in the U.S. and an international distribution network comprised of both direct employees and third party representatives who are focused on cardiac, vascular and general surgeons.  Our demonstrated ability to grow BioGlue into the leading global surgical adhesive demonstrates our management team’s ability to create significant value for shareholders in biomaterials and we believe we can achieve similar results with HemoStase.  HemoStase is complementary to CryoLife’s BioGlue technology; together BioGlue and HemoStase offer a full range of products to our surgeon customers to assist them in the control and prevention of bleeding.  We have already demonstrated our ability to sell HemoStase (having achieved $6 million in sales in 2009) and have the resources available to us to ensure that HemoStase and related products properly penetrate the market.

How did CryoLife arrive at its most recent proposed acquisition price?

The proposal price resulted from a detailed analysis of Medafor, its products, and the market conducted by CryoLife in conjunction with its financial and legal advisors.  The valuation was consistent with comparable company valuations, similar M&A transactions, and other relevant metrics and methodologies.  Based on our knowledge of Medafor’s business at the time we made the proposal, we believe our proposal to Medafor represented full and fair value, reflecting both the upside from the growth potential of HemoStase and the product’s underlying technology, as well as the downside presented by the significant IP restrictions on this product.  As previously stated our analysis was based upon the best information available to us.

However, given the impact of the recent additional dilution from the Magle transaction on the value of Medafor’s stock, and our concerns that Medafor’s management and board would continue to cause additional harm to shareholder value, CryoLife withdrew its $2.00 per share proposal at 5:00 p.m. on March 24, 2010.

Does CryoLife’s Medafor stake give CryoLife any additional powers outside those of a normal shareholder?

Minnesota corporate law gives special rights to persons who own 3% or more of the common stock in Medafor.  Thus, CryoLife has the right to propose amendments to the Articles of Incorporation or bylaws of Medafor at a regularly scheduled meeting of shareholders, and if a meeting has not been held during the last 15 months, CryoLife can demand one.

Additionally, as an owner of more than 10% of Medafor’s outstanding shares, CryoLife has the right to call a special shareholders meeting pursuant to Medafor’s bylaws.

Why did CryoLife withdraw its offer?

We are deeply dismayed that Medafor has seemingly given away almost 8 percent of the company, in addition to an undisclosed amount of much-needed cash, for the rights to a technology to which it already has exclusive access.  Given the absence of any other compelling business rationale, and its refusal to provide shareholders with an explanation of the substance of the transaction, we can only conclude that the sole purpose of the Magle transaction is to further entrench Medafor’s management and board and prevent a combination between CryoLife and Medafor.  Unfortunately, this share issuance is clearly harmful to all shareholders, and further demonstrates the lengths to which Medafor’s management and board will go in order to entrench themselves and preserve their excessive compensation.

Given the impact of the recent additional dilution on the value of Medafor’s stock, and our concerns that Medafor’s management and board would continue to cause additional harm to shareholder value, CryoLife withdrew its $2.00 per share proposal at 5 p.m. on March 24, 2010.

What are CryoLife’s next steps?

Given the impact of the recent additional dilution on the value of Medafor’s stock, and our concerns that Medafor’s management and board would continue to cause additional harm to shareholder value, CryoLife withdrew its $2.00 per share proposal at 5 p.m. on March 24, 2010.

CryoLife remains Medafor’s largest shareholder and largest distributor, and we intend to pursue all actions necessary to preserve the value of our investment, including the exercise of our right to call a special meeting of shareholders or pursue litigation in defense of our rights.  We encourage existing Medafor shareholders to continue to reach out to Medafor’s board and management team and voice their concerns about the future of the company under its existing leadership.

When does CryoLife plan to communicate with Medafor shareholders?

We plan to continue to communicate with Medafor shareholders directly about our plans for Medafor and to share our thoughts on the appropriateness and effectiveness of management’s actions and Medafor’s performance and outlook.

Why did CryoLife file a lawsuit against Medafor?

On April 29, 2009, CryoLife filed a lawsuit against Medafor in the U.S. District Court for the Northern District of Georgia alleging claims for, among other things, breach of contract, fraud, negligent misrepresentation, and violations of the Georgia Racketeer Influenced and Corrupt Organizations Act.  The lawsuit is ongoing.

CryoLife filed the lawsuit in order to protect its rights and the rights of its shareholders, and ensure that the potential of HemoStase is fully maximized.  The litigation originated because Medafor repeatedly breached the exclusive distribution agreement that was signed in good faith by CryoLife.  More information about the lawsuit and the events leading up to it can be found in a special section on our Web site, which is located at http://www.cryolife.com/medaforoffer/litigationoverview.

Why is Medafor claiming that CryoLife repudiated its distribution agreement and what is CryoLife’s response?

On March 18, 2010, Medafor informed CryoLife that it is treating the distribution agreement as terminated.  Medafor alleges that it had reasonable grounds, pursuant to Georgia law, to demand that CryoLife provide adequate assurances within a specific period of time that it would perform under the agreement, and that CryoLife has repudiated the agreement by not providing adequate assurances within that period of time.  After completing its preliminary analysis, CryoLife believes that Medafor’s position that it may treat the Agreement as terminated is not valid and that Medafor’s request was not proper, reasonable or made in good faith.  This is Medafor’s fourth attempt to terminate the Agreement.  CryoLife is currently evaluating all of its options related to this most recent termination attempt by Medafor.  If Medafor were to terminate the Agreement on illegitimate grounds, CryoLife could have a new legal claim against it for millions of dollars.

Why would Medafor continually attempt to put revenues at risk and expose itself to additional litigation with this fourth attempt to terminate the agreement?

These are questions for Medafor; however, as Medafor’s largest shareholder and distributor, we are evaluating all of our options related to this most recent termination attempt by Medafor.

Why would Medafor decline to ship product for additional revenue?

This is a question for Medafor.  On March 16, 2010, CryoLife placed a purchase order of approximately $500,000 of HemoStase product to be delivered to CryoLife on April 15, 2010.  On March 18, 2010, after notifying CryoLife that it was treating the distribution agreement as terminated, Medafor notified CryoLife that it would not fulfill this order because CryoLife submitted the order 30 days prior to shipment, instead of the minimum 35 days set forth in the Agreement and because the amount requested was more than CryoLife had forecasted as set forth in the Agreement.

Who can shareholders contact if they have questions?

You may contact Nina Devlin at Edelman at 212-704-8145 for more information.  You may also leave a question at the following email address: medaforinfo@cryolife.com and someone will contact you.

Statements made in this document that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding future actions we may take with respect to Medafor, our ability to help HemoStase realize its full potential and drive additional sales of HemoStase and related products, and create value and increase returns for CryoLife and Medafor shareholders, our plans to communicate with Medafor shareholders about our plans and thoughts regarding Medafor, our intention to pursue all actions necessary to preserve the value of our investment in Medafor and our belief that Medafor does not have a valid reason to terminate the distribution agreement. These future events may not occur as and when expected, if at all, and, together with our business, are subject to various risks and uncertainties.  These risks and uncertainties include that our plans regarding Medafor may change, our plans to communicate publicly regarding Medafor may change and may be influenced by various legal and regulatory considerations, and Medafor’s management may act in ways that differ from our current expectations.  In regard to Medafor’s efforts to terminate the distribution agreement, Medafor may not act reasonably in this matter and a court could disagree with our interpretation of the distribution agreement and our rights thereunder.  Previously announced anticipated revenue and earnings per share for fiscal 2010 include anticipated revenue and related profits from the distribution agreement, and termination of the distribution agreement would reduce those revenues and related profits.  The timing of and our ability to communicate with Medafor shareholders may be impacted by the actions of Medafor management.  Also, CryoLife’s business is subject to a number of risks.  These risks include that CryoLife is significantly dependent on revenues from BioGlue and there are a variety of risks affecting BioGlue, CryoValve SG pulmonary heart valves and other SynerGraft processed tissues and products may not be accepted by the marketplace, the CryoValve SG pulmonary heart valve has a one year shelf life, the CryoPatch SG has a one year shelf life, we are dependent on the availability of sufficient quantities of tissue from human donors, the CryoValve SG pulmonary heart valve post-clearance study requested by the FDA may not provide the expected positive results, our products and tissues we process and preserve have allegedly caused and may in the future cause injury to patients, and we have been and may be exposed to tissue processing and product liability claims and additional regulatory scrutiny as a result, the possibility that the FDA could impose additional restrictions on our operations, issue a 483, or warning letter, or require a recall, or prevent us from processing and distributing tissues or manufacturing and distributing other products, our failure to adequately comply with government regulations could result in loss of revenues and customers as well as additional compliance expense, our ability to borrow under our credit facility may be limited, the credit facility limits our ability to pursue significant acquisitions, the financial and credit liquidity crisis may adversely affect our ability to borrow money or raise capital, the current economic crisis and future economic crises may adversely affect our business and financial condition, there are limitations on our use of net operating loss carry-forwards that could result in our inability to use them fully or at all, adverse regulatory action outside of the U.S. could affect our business, physicians have been and may be reluctant to implant or use our preserved tissues or products, our existing insurance policies may not be sufficient to cover our actual claims liability, current economic conditions may impact demand for our tissues and products, intense competition may affect our ability to operate profitably, we may be unable to obtain adequate insurance at a reasonable cost or at all, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, uncertainties related to patents and protection of proprietary technology for products distributed by us may adversely affect our ability to distribute those products, we are dependent on key personnel, we may not be successful in obtaining necessary clinical results and regulatory approvals for products and services in development, and our new products and services may not achieve market acceptance, we may be unable to effectively leverage our existing sales force to sell HemoStase, the lawsuit we filed against Medafor regarding our distribution agreement with Medafor may continue to adversely impact our relationship with Medafor and could hamper or prevent us from distributing HemoStase, Medafor has again attempted to terminate our distribution agreement, rapid technological change could cause our services and products to become obsolete, extensive government regulation may adversely affect our ability to develop and sell products and services, we have experienced operating losses and negative cash flows in the past, and we must continue to address the underlying causes in order to continue to operate profitably and generate positive cash flows, investments in new technologies and acquisitions of products or distribution rights may not be successful, if we are not successful in expanding our business activities in international markets, we will be unable to pursue one of our strategies for increasing our revenues, continued deflation of foreign currencies relative to the U.S. dollar could materially and adversely impact our foreign revenues, and future healthcare policies, healthcare reimbursement methods, and healthcare reimbursement policies may affect the availability, amount, and timing of our revenues, financial condition, and profitability.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K filing for the year ended December 31, 2009 and the Company's other SEC filings.  Medafor’s business is also subject to a number of risks, including the risk that HemoStase does not have adequate intellectual property protection, that additional regulatory approvals may not be obtained in a timely fashion, if at all, and that product liability lawsuits could be filed in connection with the use of HemoStase.  The Company does not undertake to update its forward-looking statements.  In addition, the calculation of the estimated percentage of Medafor’s outstanding shares owned by CryoLife is based on 22,799,779 shares outstanding, the number of outstanding shares shown on Medafor’s shareholder list as updated on March 16, 2010.  This calculation does not take into account any shares that may have been repurchased or issued by Medafor since that date.  As a result, CryoLife’s actual percentage ownership of Medafor’s outstanding common stock may be greater or less than 10.3%.